SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 26, 2011

Rockwell Collins, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

400 Collins Road NE, Cedar Rapids, Iowa	52498
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (319) 295-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 26, 2011, we entered into an $850,000,000 five-year unsecured revolving credit agreement among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent and Citibank, N.A., as Syndication Agent, Bank of America, N.A., The Bank of New York Mellon, UBS Loan Finance LLC and Wells Fargo Bank, N.A., as Documentation Agents (the “Agreement”).  The proceeds of borrowings under the Agreement will be used for general corporate purposes, including commercial paper backstop, acquisitions and stock repurchases.

Borrowings under this Agreement will bear interest at variable rates equal to, at our election 1) for each base rate loan, the sum of the base rate plus the base rate margin or 2) for each euro-dollar loan, the sum of a euro-dollar margin plus the London Interbank Offered Rate for deposits in dollars with a maturity comparable to the interest period selected by us or 3) a competitive bid absolute rate.  The base rate equals the highest of (a) the prime rate or (b) the federal funds rate plus ½ of 1% or (c) the sum of 1% plus the London Interbank Offered Rate for deposits in dollars with a one-month maturity.  The base rate margin and the euro-dollar margin are based on our credit rating.   We elect the basis of the interest rate (base rate or euro-dollar) at the time of each borrowing and may elect to change the interest rate basis from time to time.

The Agreement contains, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain restrictions on incurrence of secured indebtedness, consolidations and mergers, sales of assets and sale and lease-back transactions, subject to certain exceptions. The Agreement also includes a covenant under which we would be in default if our consolidated debt to total capital ratio were to exceed 60 percent.

Under certain conditions the lending commitments under the Agreement may be terminated by the lenders and amounts outstanding under the Agreement may be accelerated. Bankruptcy and insolvency events with respect to us or certain of our subsidiaries will result in an automatic termination of lending commitments and acceleration of the indebtedness under the Agreement. Subject to notice and cure periods in certain cases, other events of default under the Agreement will result in termination of lending commitments and acceleration of indebtedness under the Agreement at the option of the lenders. Such other events of default include failure to pay any principal when due, failure to comply with covenants, breach of representations or warranties in any material respect, or non-payment or acceleration of other material debt of ours and our subsidiaries.

The foregoing summary of the Agreement does not purport to be a complete description of the terms and conditions of the Agreement and is qualified by the full text of the Agreement attached as Exhibit 99, which is incorporated herein by reference. The Agreement has been attached to provide investors with more complete information regarding the terms and conditions of the Agreement.

The Agreement replaces the Five-Year Credit Agreement dated as of May 24, 2005, as amended (the “Old Agreement”), among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent, which was terminated concurrently with our entering into the Agreement. The conditions precedent, covenants, representations and warranties and events of default set forth in the Agreement and the Old Agreement are substantially the same.

From time to time, we and the lenders under the Agreement and the Old Agreement (or affiliates of the lenders) may engage in other transactions, including arrangements under which a lender or an affiliate of the lender participates in interest rate swap or hedging arrangements with us, serves as agent or placement agent for or purchaser of commercial paper issued by us, provides cash management or commercial banking services to us, provides lines of credit to us or our affiliates, manages our pension fund assets, is custodian for our employee benefit plan trusts, provide advisory services in connection with merger and acquisition situations or assists in executing share repurchases for us. Several of the Banks participating in the Agreement, or their affiliates, also participated in our 2009 issuance of $300,000,000 in ten year, unsecured notes and/or our 2003 issuance of $200,000,000 in ten year, unsecured notes.  In addition, Wells Fargo Bank, N.A., (a lender under the Agreement) is the transfer agent for our common stock.

Item 9.01.	Financial Statements and Exhibits.

(c)           Exhibits

99	Five-Year Credit Agreement dated as of May 26, 2011 among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROCKWELL COLLINS, INC.
(Registrant)

Dated: June 2, 2011	By	/s/ Gary R. Chadick
Gary R. Chadick
Senior Vice President,
General Counsel and Secretary

Exhibit Index
Exhibit Number	Description

99	Five-Year Credit Agreement dated as of May 26, 2011 among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.